As filed with the Securities and Exchange Commission on December 19, 1997

                                                         Registration No.______
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                ----------------

                               RED ROOF INNS, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                            31-1393666
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                          Identification No.)

                  4355 Davidson Road, Hilliard, Ohio 43026-2491
           (Address of principal executive offices including zip code)

                 RED ROOF INNS, INC. DEFERRED COMPENSATION PLAN
                    AND EXECUTIVE DEFERRED COMPENSATION PLAN
                            (Full title of the plan)

                                 FRANCIS W. CASH
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               4355 Davidson Road
                            Hilliard, Ohio 43026-2491
                     (Name and address of agent for service)

                                 (614) 876-3200
          (Telephone number, including area code, of agent for service)



                         CALCULATION OF REGISTRATION FEE


========================================================================================================================
Title of securities to be    Amount to be          Proposed maximum           Proposed maximum            Amount of
      registered              registered     offering price per interest  aggregate offering price (1)  registration fee
========================================================================================================================

Deferred
Compensation
Obligations (2)               $3,380,000                 100%                    $3,380,000                $997.10

========================================================================================================================

(1)      Estimated solely for the purpose of determining the registration fee.

(2) The Deferred Compensation Obligations being registered are unsecured obligations of Red Roof Inns, Inc. to pay deferred compensation in the future in accordance with the terms of the Red Roof Inns, Inc. Deferred Compensation Plan and Executive Deferred Compensation Plan.

                                     PART I

         The information called for by Part I of this Registration Statement on Form S-8 ("the Registration Statement") is included in the description of the Red Roof Inns, Inc. Deferred Compensation Plan and Executive Deferred Compensation Plan (the "Plan") to be delivered to persons eligible to participate in the Plan. Pursuant to the Note to Part I of Form S-8, this information is not being filed with or included in this Registration Statement.

                                     PART II

INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by Red Roof Inns, Inc. (the "Company") with the Securities and Exchange Commission are incorporated herein by reference:

         (1) Annual Report on Form 10-K for the fiscal year ended December 28, 1996, filed on March 25, 1997;

         (2) Quarterly Reports on Form 10-Q for the fiscal quarter ended March 29, 1997, filed on May 12, 1997, the fiscal quarter ended June 28, 1997, filed on August 12, 1997 and the fiscal quarter ended September 27, 1997, filed on November 7, 1997; and

         (3)      Current Report on Form 8-K filed on June 30, 1997;

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

DESCRIPTION OF SECURITIES.

         Under the Plan, the Company will provide directors and eligible employees (each, an "eligible person") the opportunity to defer a specified percentage of their cash compensation. The Plan also provides that the Company shall make certain matching contributions to the accounts of participating eligible persons. The obligations of the Company under the Plan (the "Deferred Compensation Obligations") will be unsecured general obligations of the Company to pay the deferred compensation, company contributions and any earnings thereon in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The following description of the Plan is qualified in its entirety by reference to the Plan, a copy of which is filed as an exhibit to this Registration Statement.

         The amount of compensation to be deferred by each eligible person who elects to participate in the Plan (a "participant") will be determined in accordance with the Plan based on elections by the participant. Each Deferred Compensation Obligation will be payable in accordance with the terms of the Plan. The Plan will be administered by a Committee appointed by the Company. Each participant's account will be credited with compensation that the participant elects to defer, company contributions and any gains (or losses) deemed to be incurred thereon. All payments to participants in respect of their Deferred Compensation Obligations will be subject to withholding for applicable taxes.

         A participant's right or the right of any other person to the Deferred Compensation Obligations cannot be alienated, anticipated, commuted, pledged, encumbered or assigned. The Deferred Compensation Obligations are not subject to the debts, contracts, liabilities, engagements or torts of any person entitled to receive benefits under the Plan.

         The Committee may amend, suspend, or reinstate any or all of the provisions of the Plan at any time; provided however, that no Plan amendment, suspension, or reinstatement may adversely affect any participant's account as it existed as of the effective date of such amendments suspension, or reinstatement, without prior written consent of the participant.

The Company, in its sole discretion, may also terminate the Plan at any time and for any reason; provided, however, that a termination shall not adversely affect the value, timing or method of distribution of a participant's account without the prior written consent of the participant.

INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The legality of the securities offered pursuant to this Registration Statement has been passed upon by Jones, Day, Reavis & Pogue, Columbus, Ohio.

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law, as amended, provides in regards to indemnification of directors and officers as follows:

         145. Indemnification of Officers, Directors, Employees and Agents; Insurance.

         (a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

         (b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense of settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the board of directors who are not parties to such action, suit or proceeding, even though less than a quorum or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

         Section 102(b)(7) of the Delaware General Corporation Law, as amended, provides in regard to the limitation of liability of directors and officers as follows:

                  (b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:

                                     * * *

     (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct of a knowing violation of law, (iii) under section 174 of this title, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with
Section 141(a) of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.

         Article Ninth of the Amended and Restated Certificate of Incorporation of the Company provides in regard to indemnification of directors and officers as follows:

         NINTH: (1) A director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

         (2)(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE NINTH shall also include the right to be paid by the Company the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE NINTH shall be a contract right.

            (b) The Company may, by action of its Board of Directors, provide indemnification to such of the officers, employees and agents of the Company to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

         (3) The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under Delaware Law.

         (4) The rights and authority conferred in this ARTICLE NINTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

         (5) Neither the amendment nor repeal of this ARTICLE NINTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Company, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE NINTH in respect of any acts or omissions occurring prior to such amendment repeal, adoption or modification.

         In addition, the Company has obtained insurance coverage that insures certain directors and officers against certain liabilities that might be incurred by them in such capacity. The Company has also entered into indemnification agreements with certain officers.

EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

EXHIBITS

         The following Exhibits are being filed as part of this Registration
         Statement:

         4          Red Roof Inns, Inc. Deferred Compensation Plan and
                    Executive Deferred Compensation Plan

         5          Opinion of Counsel

         23(a)      Independent Auditors' Consent

         23(b)      Consent of Counsel (included in Exhibit 5)

         24         Power of Attorney



         UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

                  (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      to include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           provided, however, that paragraphs (a)(1)(I) and
                           (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hilliard, State of Ohio, on this 19th day of December, 1997.

                           RED ROOF INNS, INC.



                           By: /s/ FRANCIS W. CASH
                               -------------------------------------------------
                               Francis W. Cash
                               Chairman of the Board, President, Chief Executive Officer and Director

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 19, 1997.




               Signature                                      Title

        /s/ FRANCIS W. CASH                    Chairman of the Board,
--------------------------------               President, Chief Executive
Francis W. Cash                                Officer and Director
                                               (Principal Executive Officer)

                  *                            Executive Vice President, Chief
--------------------------------               Financial Officer and Director
David N. Chichester                            (Principal Financial Officer)

        /s/ ROBERT M. HARSHBARGER              Senior Vice President, Controller
--------------------------------               and Chief Accounting Officer
Robert M. Harshbarger                          (Principal Accounting Officer)

                  *                            Director
--------------------------------
James M. Allwin

                  *                            Director
--------------------------------
Thomas E. Dobrowski

                  *                            Director
--------------------------------
C. William Hosler

                  *                            Director
--------------------------------
William M. Lewis, Jr.

                  *                            Director
--------------------------------
Edward D. Powers

                  *                            Director
--------------------------------
Judith A. Rogala

                  *                            Director
--------------------------------
Owen D. Thomas










* This Registration Statement has been signed on behalf of the above-named directors and officers of the Company by Francis W. Cash - Chairman of the Board, President, Chief Executive Officer and Director of the Company, as attorney-in-fact pursuant to a power of attorney filed with the Securities and Exchange Commission as Exhibit 24 to this Registration Statement.

DATED: December 19, 1997
                                By:          /s/ FRANCIS W. CASH
                                   ------------------------------------------
                                       Francis W. Cash, Attorney-in-Fact

         The Deferred Compensation Plan and Executive Deferred Compensation Plan. Pursuant to the requirements of the Securities Act of 1933, the Red Roof Inns, Inc. Deferred Compensation Plan and Executive Deferred Compensation Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hilliard, State of Ohio, on this 19th day of December, 1997.


                                RED ROOF INNS, INC. DEFERRED COMPENSATION
                                PLAN AND EXECUTIVE DEFERRED COMPENSATION
                                PLAN



                                By:      /s/ Walter A. Furnas
                                        ---------------------------------------
                                Name:    Walter A. Furnas
                                        ---------------------------------------
                                Title:   Senior Vice President, Human Resources
                                        ---------------------------------------

                                  EXHIBIT INDEX




     EXHIBIT
     NUMBER                             EXHIBIT DESCRIPTION
     ------                             -------------------

     4              Red Roof Inns, Inc. Deferred Compensation Plan and
                    Executive Deferred Compensation Plan
     5              Opinion of Counsel
     23(a)          Independent Auditors' Consent
     23(b)          Consent of Counsel (included in Exhibit 5)
     24             Power of Attorney
